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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Canadian Solar Inc.
(Name of Issuer)
Common Shares
(Title of Class of Securities)
136635109
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SIGNATURE
JOINT FILING AGREEMENT

CUSIP No.	136635109	Page	2	of	8

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	JAFCO Asia Technology Fund II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Cayman Islands

	5	SOLE VOTING POWER:

NUMBER OF		00

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,373,051

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER:

		1,373,051

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,373,051

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

Page 2 of 8 Pages

CUSIP No.	136635109	Page	3	of	8

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	JAFCO Investment (Asia Pacific) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Singapore

	5	SOLE VOTING POWER:

NUMBER OF		00

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,373,051

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER:

		1,373,051

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,373,051

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

Page 3 of 8 Pages

CUSIP No.	136635109	Page	4	of	8

1	NAMES OF REPORTING PERSONS:

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	JAFCO Asia Technology Fund II (Barbados) Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☑
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Barbados

	5	SOLE VOTING POWER:

NUMBER OF		00

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,373,051

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER:

		1,373,051

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,373,051

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	5.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

Page 4 of 8 Pages

ITEM 1(A)	NAME OF ISSUER:

Canadian Solar Inc.

ITEM 1(B)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Building A6, Suzhou New & Hi-Tech District, Expat Processing Zone, Jiangsu 215151 P.R. China

ITEM 2(A)	NAME OF PERSON FILING:

JAFCO Asia Technology Fund II

ITEM 2(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o Jafco Investment (Asia Pacific) Ltd
6 Battery Road
#42-01
Singapore 049909

ITEM 2(C)	CITIZENSHIP:

Cayman Islands

ITEM 2(D)	TITLE OF CLASS OF SECURITIES:

Common Shares

ITEM 2(E)	CUSIP NUMBER:

136635109

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

N/A

ITEM 4	OWNERSHIP:

JAFCO Asia Technology Fund II (Barbados) Limited owned 1,373,051 common shares of Canadian Solar Inc. JAFCO Asia Technology Fund II (Barbados) Limited is a wholly owned subsidiary of JAFCO Asia Technology Fund II. Mr Hiroshi Yamada is a director of JAFCO Asia Technology Fund II and JAFCO Asia Technology Fund II (Barbados) Limited and sits on the investment committee of JAFCO Investment (Asia Pacific) Ltd.

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

Page 5 of 8 Pages

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9	NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10	CERTIFICATION

N/A

Page 6 of 8 Pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JAFCO Asia Technology Fund II Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Investment (Asia Pacific) Ltd. (Co. Reg. No. 199001150W) Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Asia Technology Fund II (Barbados) Limited Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

Page 7 of 8 Pages

JOINT FILING AGREEMENT
     We, the signatories of the Amendment No. 2 to the statement on Schedule 13G to which this Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us.

JAFCO Asia Technology Fund II Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Investment (Asia Pacific) Ltd. (Co. Reg. No. 199001150W) Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Asia Technology Fund II (Barbados) Limited Date: February 21, 2007
Signature:	/s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

Page 8 of 8 Pages